EXHIBIT 99.1

For More Information Contact:
MEDIA CONTACTS:
Biogen Idec	Elan
Amy Brockelman	Davia B. Temin
Ph: 617 914 6524	Ph: 212 407 5740
Elizabeth Headon
353-1-498-0300

INVESTOR CONTACTS:
Biogen Idec	Elan
Elizabeth Woo	Emer Reynolds
Ph: 617 679 2812	Ph: 353 1 709 4000
Chris Burns
800 252 3526
BIOGEN IDEC AND ELAN SUBMIT SUPPLEMENTAL BIOLOGICS LICENSE
APPLICATION TO THE FDA FOR TYSABRI® IN MULTIPLE SCLEROSIS
Cambridge, MA and Dublin, Ireland – September 26, 2005 – Biogen Idec (NASDAQ: BIIB) and Elan Corporation, plc. (NYSE: ELN) announced today that they have submitted a supplemental Biologics License Application (sBLA) for TYSABRI® (natalizumab) to the U.S. Food and Drug Administration (FDA) for the treatment of multiple sclerosis (MS).
The sBLA includes:
•	final two-year data from the Phase III AFFIRM monotherapy trial and SENTINEL add-on trial with AVONEX® (Interferon beta-1a) in MS;

•	integrated safety assessment of patients treated with TYSABRI in clinical trials; and

•	revised label and risk management plan.
The companies have requested Priority Review status for the sBLA which, if granted, would result in action by the FDA approximately six months from the submission date, rather than 10 months for a standard review.
Biogen Idec and Elan will submit a similar data package to the European Medicines Agency (EMEA). This information will be supplied as part of the ongoing review process, which was initiated in the summer 2004 with the filing for approval of TYSABRI as a treatment for MS.
“We are grateful to the MS community for their patience and support over the last several months while we’ve conducted an extensive safety evaluation of TYSABRI in collaboration with leading experts. We look forward to working with regulatory authorities during the review process, and ultimately, we hope to provide TYSABRI to people living with MS, a disease with significant unmet need,” said Burt Adelman, MD, executive vice president, Development, Biogen Idec.
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Page 2 Biogen Idec and Elan Submit sBLA to the FDA for TYSABRI® in MS
“We are very encouraged by this filing. We strongly believe in the therapeutic benefit of TYSABRI and the difference it could make in the lives of patients with MS. We are committed to working closely with regulatory authorities to define a path forward for TYSABRI as a treatment choice for patients who struggle with the debilitating effects of the disease,” said Lars Ekman, MD, executive vice president and president, Research and Development, Elan.
On February 28, 2005, Biogen Idec and Elan announced that they voluntarily suspended TYSABRI from the U.S. market and all ongoing clinical trials based on reports of progressive multifocal leukoencephalopathy (PML), a rare and potentially fatal, demyelinating disease of the central nervous system. Biogen Idec and Elan subsequently launched a comprehensive safety evaluation in collaboration with leading experts in PML and MS.
About Biogen Idec
Biogen Idec creates new standards of care in oncology, neurology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit http://www.biogenidec.com.
About Elan
Elan Corporation, plc is a neuroscience-based biotechnology company committed to making a difference in the lives of patients and their families by dedicating itself to bringing innovations in science to fill significant unmet medical needs that continue to exist around the world. Elan shares trade on the New York, London and Dublin Stock Exchanges. For additional information about the company, please visit http://www.elan.com.
Safe Harbor/Forward Looking Statements
This press release contains forward-looking statements regarding the potential and regulatory path forward of TYSABRI. The commercial potential and regulatory path forward of TYSABRI are subject to a number of risks and uncertainties. Factors which could cause actual results to differ materially from the companies current expectations include the risk that concerns may arise from additional data or analysis, including the ongoing safety evaluation, or that the companies may encounter other unexpected delays or hurdles. There is also no assurance that the companies will be able to gain sufficient information to fully understand the risks associated with TYSABRI or that the companies will be able to resume marketing and sales of TYSABRI. Drug development and commercialization involves a high degree of risk. For more detailed information on the risks and uncertainties associated with the companies’ drug development and other activities, see the periodic reports that Biogen Idec and Elan have filed with the Securities and Exchange Commission. The companies assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
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